UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                             CURRENT REPORT PURSUANT
                          TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

       Date of Report (Date of Earliest Event Reported): February 21, 2006

                        Parametric Technology Corporation
             (Exact Name of Registrant as Specified in its Charter)


        Massachusetts                   0-18059                  04-2866152
(State or Other Jurisdiction    (Commission File Number)       (IRS Employer
      of Incorporation)                                     Identification No.)


   140 Kendrick Street Needham, Massachusetts              02494-2714
    (Address of Principal Executive Offices)               (Zip Code)


                                 (781) 370-5000
              (Registrant's Telephone Number, Including Area Code)


                                 Not Applicable
          (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_|   Written communications pursuant to Rule 425 under the Securities Act (17
CFR 230.425)


|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)


|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))


|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))





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              Item 1.01 Entry into a Material Definitive Agreement

         On February 21, 2006, Parametric Technology Corporation ("PTC") entered into a new multi-currency bank revolving credit facility with a syndicate of seven banks for which KeyBank National Association serves as the Lead Arranger and Administrative Agent. PTC expects to use the credit facility for general corporate purposes of PTC and its subsidiaries, including acquisitions of other businesses, and may also use it for working capital.

         The credit facility consists of a $230 million revolving credit facility, which may be increased by up to an additional $150 million if the existing or additional lenders are willing to make such increased commitments. PTC is the sole borrower under the credit facility. The obligations under the credit facility are guaranteed by PTC's material domestic subsidiaries and are secured by a pledge of 65% of the capital stock of PTC's material first-tier foreign subsidiaries. Currently, the material domestic subsidiaries that are guarantors under the credit facility are Arbortext, Inc., Computervision Corporation, CV Finance Holding, Inc., Parametric Holdings Inc. and PTC International, Inc. PTC did not draw on the credit facility at closing.

         Interest rates for the credit facility are determined at the option of PTC and would range from 0.75% to 1.50% above the Eurodollar rate for Eurodollar-based borrowings or would be at the defined base rate for base rate borrowings, in each case based upon PTC's leverage ratio. Additionally, PTC may borrow certain foreign currencies at the London interbank offered interest rates for those currencies, with the same range above such rates based on PTC's leverage ratio. A quarterly commitment fee on the undrawn portion of the credit facility is required, ranging from 0.125% to 0.30% per annum, based upon PTC's leverage ratio.

         The credit facility limits PTC's and its subsidiaries' ability to, among other things: incur additional indebtedness; incur liens or guarantee obligations; pay dividends and make other distributions; make investments and enter into joint ventures; dispose of assets; and engage in transactions with affiliates, except on an arms-length basis.

         Under the credit facility, PTC and its material domestic subsidiaries may not invest cash or property in, or loan to, PTC's foreign subsidiaries in aggregate amounts exceeding $25 million for any purpose and an additional $50 million for acquisitions of businesses. In addition, under the credit facility, PTC and its subsidiaries must maintain the following financial ratios:

         o a leverage ratio, defined as consolidated funded indebtedness to consolidated EBITDA, of no greater than 2.50 to 1.00 at any time; and

         o a fixed charge coverage ratio, defined as the ratio of consolidated EBITDA to consolidated fixed charges, of no less than 1.25 to 1.00 at any time.

         Any failure to comply with the financial or operating covenants of the credit facility would not only prevent PTC from being able to borrow additional funds, but would constitute a default, resulting in, among other things, the amounts outstanding, including all accrued interest and unpaid fees, becoming immediately due and payable.

         A change in control of PTC also constitutes an event of default, permitting the lenders to accelerate the indebtedness and terminate the credit facility. A change in control would occur if:

         o any person or group (within the meaning of Rules 13d-3 and 13d-5 of the Securities Exchange Act of 1934) acquires (or the shareholders approve such acquisition of), ownership or voting control of shares representing more than 40% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of PTC;

         o a majority of the seats on PTC's board is occupied by persons who were neither nominated by the board of directors of PTC nor appointed by directors so nominated; or

         o any "change in control" (or substantially equivalent term), as defined in any agreements entered into by PTC in connection with any indebtedness of PTC or any of its subsidiaries in excess of $20.0 million, occurs.

         The credit facility matures on February 20, 2011, when all amounts will be due and payable in full. The credit facility does not require amortization of principal and may be paid before maturity in whole or in part at PTC's option without penalty or premium.



   Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The discussion in Item 1.01 is incorporated herein by reference.



                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                       Parametric Technology Corporation

Date: February 27, 2006                By:    /s/ Cornelius F. Moses, III
                                             ----------------------------

                                             Cornelius F. Moses, III
                                             Executive Vice President and
                                             Chief Financial Officer